Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01, of STR Holdings, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 7, 2014	RILEY INVESTMENT PARTNERS, L.P.

	By:	Riley Investment Management, LLC,
its General Partner

	By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Managing Member

RILEY INVESTMENT MANAGEMENT, LLC

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Managing Member

B. RILEY & CO., LLC

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chairman

/s/ Bryant R. Riley
BRYANT R. RILEY

EQUITEC PROPRIETARY MARKETS, LLC

By:	/s/ Fred Goldman
Name:	Fred Goldman
Title:	CFO